UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 13, 2012 (April 13, 2012)

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

SM Energy Company (the “Company”) previously announced by press release (which was furnished by current report on Form 8-K, filed April 3, 2012) that it had notified holders of its 3.50% Senior Convertible Notes due 2027 (the “Notes”) of the Company’s election to redeem all outstanding Notes on May 2, 2012, and that as a result of the Company’s election to redeem the Notes, the Notes will be convertible at any time prior to the close of business, or 5:00 p.m. New York City time, on Monday, April 30, 2012 (the “Conversion Deadline”).

The Company’s current intention is to settle Notes surrendered for conversion (“Converted Notes”) prior to the Conversion Deadline, in accordance with applicable conversion provisions of the Indenture, dated as of April 4, 2007 (the “Indenture”), between the Company, and Wells Fargo Bank, N.A., as Trustee, by paying cash up to the principal amount of the Converted Notes and, with respect to any excess conversion value payable pursuant to the terms of the Indenture, with shares of the Company’s common stock.

The Company has not made an irrevocable election with respect to the manner of settlement of Converted Notes.  The Company is not obligated to settle Converted Notes in the same manner and has the option to satisfy its conversion obligations in cash, common stock or any combination thereof.  However, the Company will treat all holders of Converted Notes surrendered for conversion on the same day in the same manner for purposes of settlement.  If the Company subsequently elects to satisfy and settle Converted Notes in a manner that differs from its current intention, as described in this Item 8.01, the Company intends to supplement the disclosure contained in this current report after making such an election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date: April 13, 2012	By:	/s/ David W. Copeland
David W. Copeland
Senior Vice President, General Counsel and Corporate Secretary